Exhibit 99.1

News Release

Sunoco LP Announces 1.0% Increase in Quarterly Distribution

2Q 2016 Earnings Release and Earnings Call Dates Also Announced

DALLAS, July 26, 2016 – Sunoco LP (NYSE: SUN) (“SUN”) announced that the Board of Directors of its general partner has declared a quarterly distribution for the second quarter of 2016 of $0.8255 per common unit, which corresponds to $3.3020 per common unit on an annualized basis.  This represents a 1.0 percent increase compared to the distribution for the first quarter of 2016 and a 19.1 percent increase compared with the second quarter of 2015.   This increase marks the thirteenth consecutive quarter that SUN has raised its distribution.

The distribution will be paid on August 15, 2016 to common unitholders of record on August 5, 2016.

SUN will release its second quarter 2016 financial and operating results after the market closes on Wednesday, August 3. In conjunction with the news release, management will hold a conference call on Thursday, August 4, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss SUN’s results.

By Phone:	Dial 412-902-0003 at least 10 minutes before the call. A replay will be available through August 11 by dialing 201-612-7415 and using the conference ID 13641482#.
By Webcast:

Connect to the webcast via the Events and Presentations pages of SUN's Investor Relations website at www.SunocoLP.com. Please log in at least 10 minutes in advance to register and download any necessary software.  A replay will be available shortly after the call.

Sunoco LP (NYSE: SUN) is a master limited partnership that operates approximately 1,300 retail fuel sites and convenience stores (including APlus, Stripes, Aloha Island Mart and Tigermarket brands) and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in 30 states at approximately 6,800 sites. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns SUN's general partner and incentive distribution rights. For more information, visit the Sunoco LP website at www.SunocoLP.com.

Qualified Notice

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of SUN's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, SUN's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contacts

Scott Grischow, Senior Director – Investor Relations and Treasury

(469) 646-1188, scott.grischow@sunoco.com

Patrick Graham, Senior Analyst – Investor Relations and Finance

(469) 646-1328, patrick.graham@sunoco.com

Dennard-Lascar Associates

Anne Pearson

(210) 408-6321, apearson@dennardlascar.com

#  #  #